EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

April 20, 2005

CONTACT: Brian Schaefgen

                      (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS GROWTH IN REVENUE AND NET INCOME FOR THE FIRST QUARTER OF 2005

NEWPORT BEACH, CA, April 20, 2005 - Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) reported revenue of $8.0 million for the three months ended March 31, 2005, up from $5.0 million for the three months ended March 31, 2004. In addition, the Company reported net income of $1.5 million, or $0.15 per share, for the three months ended March 31, 2005, compared to net income of $1.2 million, or $0.12 per share, for the three months ended March 31, 2004.

Revenues increased $3.0 million in the first quarter of 2005 compared to 2004. For the quarter ended March 31, 2005, the increase in revenue was primarily related to the addition of $2.6 million from the insurance operations of Cypress Re combined with additional travel, incentive and event management revenue of $0.3 million in the Ambassadors segment. Costs and operating expenses increased $2.6 million in the three months ended March 31, 2005 compared to 2004. The majority of the increase in costs and operating expenses resulted from the insurance operations of Cypress Re which added insurance loss and loss adjustment expenses, insurance acquisition costs and other operating expenses of approximately $2.2 million.

The Company reported other income for the three months ended March 31, 2005 of $0.6 million, compared to other income of $0.4 million for the three months ended March 31, 2004. The increase was a result of improved yields on our investment portfolio which were partially offset by decreases in income and service fees from minority investments.

The Company’s balance sheet at March 31, 2005 reflects total assets of $140.5 million and working capital (total current assets less current liabilities) of $94.0 million, or $9.10 per common share outstanding (based on 10,328,001 common shares outstanding at March 31, 2005).

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, April 21, 2005 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing 800-895-0198, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial 888-219-1273 and follow the prompts, or visit the www.ambassadors.com/investor website. Post view webcast access will be available two hours following the webcast.

Ambassadors International, Inc. provides travel and event management services for corporations, associations and tradeshows. For its nationwide roster of corporate clients, Ambassadors provides a full range of services including incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration and travel services for meetings, conventions and tradeshows. The Company has a marina company operating facilities in both the United States and Mexico. The Company also has a specialty reinsurance company that participates in selective reinsurance programs as a complement to its existing performance improvement business. Headquartered in Newport Beach, CA, the Company has offices in San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements:

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business

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conditions, overall conditions in the travel services and insurance markets, potential claims related to the Company’s reinsurance business, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenues:
Travel, incentive and event management related	$5,172	$4,871
Net insurance premiums earned	2,596	—
License fees and other	213	101

	7,981	4,972

Costs and operating expenses:
Cost of software and technology related sales	300	13
Selling and tour promotion	840	810
General and administrative	2,627	2,598
Loss and loss adjustment expenses	1,261	—
Insurance acquisition costs and other operating expenses	1,050	86

	6,078	3,507

Operating income	1,903	1,465

Other income	601	413

Income before income taxes	2,504	1,878
Provision for income taxes	985	695

Net income	$1,519	$1,183

Earnings per share:
Basic	$0.15	$0.12
Diluted	$0.15	$0.12

Weighted-average common shares outstanding:
Basic	10,111	9,982
Diluted	10,473	10,275

Summary of business segment information is as follows (in thousands):

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenue:
Ambassadors	$5,271	$4,972
Cypress Re	2,596	—
Corporate and Other	114	—

Total revenue	$7,981	$4,972

Operating income (loss):
Ambassadors	$2,222	$2,048
Cypress Re	285	(86)
Corporate and Other	(604)	(497)

Total operating income	$1,903	$1,465

Summary balance sheet information is as follows (in thousands):

	March 31, 2005	December 31, 2004
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$97,554	$97,915
Accounts receivable, net	6,283	4,128
Premiums receivable	11,408	10,040
Deferred policy acquisition costs	2,083	1,758
Reinsurance recoverable	1,212	1,597
Prepaid reinsurance premiums	1,509	1,207
Deferred income taxes	258	335
Prepaid program costs and other current assets	4,711	2,592

Total current assets	125,018	119,572

Property and equipment, net	760	664
Goodwill	8,752	6,275
Other intangibles	1,481	—
Other assets	4,511	3,150

Total assets	$140,522	$129,661

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$6,014	$4,455
Participant deposits	10,788	6,797
Loss and loss adjustment expense reserves	6,270	6,134
Unearned premiums	7,605	6,409
Deferred gain on retroactive reinsurance	318	522

Total current liabilities	30,995	24,317

Non-current participant deposits	157	404
Other liabilities	102	114

Total liabilities	31,254	24,835

Stockholders’ equity	109,268	104,826

Total liabilities and stockholders’ equity	$140,522	$129,661